Exhibit 10.1

PRESIDENT - CHIEF EXECUTIVE OFFICER
EMPLOYMENT CONTRACT

This agreement is made and effective as of October 1st 2019 by and between Electromedical Technologies, Inc., a Delaware corporation (the “Employer”) and Matthew Wolfson (“Executive”) and supersedes any prior employment-related agreement or agreements between the Employer and Executive. Unless the context otherwise requires, all references to a designated section refers to the designated provision of this Agreement.

Statement of Agreement:

FOR AND IN CONSIDERATION of the mutual promises and covenants set forth herein, each of the Employer, directly or through its subsidiaries, and Executive hereby agrees to the employment of Executive on the following terms and conditions and, except to the extent specifically superseded by this Agreement, subject to all of the Employer’s policies and procedures regarding its employees:

1.   Position.

Commencing as of a mutually agreed date or such date as Executive can work a transition out of Executive’s current responsibilities (the “Effective Date”), Executive shall serve as the chief executive officer (CEO) of the Employer with all authority and corresponding responsibility of a chief executive officer of a corporation under Arizona law, subject to the overall authority of the Employer’s Board of Directors (the “Board” and each member thereof being a “Director”) and the Employer’s articles of incorporation, regulations, and other governing documents.

2.   Specific Authority and Responsibility.

Not in limitation of the authority and responsibility of the position as described in section 1, Executive shall have overall authority and responsibility to hire, discharge, and determine the compensation and duties of employment of all personnel of the Employer (other than members of the Board in their capacity as Directors). In addition, as chief executive officer, Executive shall perform any special duties assigned or delegated to Executive by the Board and, unless otherwise directed by the Board, shall:

(a) Receive notice of and attend meetings of the Board and its Executive Committee, and report to the Board and its duly authorized committees as they shall require on all phases of operation of the Employer, including all services rendered in connection with the operation of the Employer, employment of personnel, and acquisition and disposition of assets.

(b) Be responsible for supervising and implementing the Employer’s policies and operating programs, budgets, procedures, and directions established or changed from time to time (collectively, the “Policies and Programs”) adopted by the Board.

(c) Direct the management and conduct of the operations of the Employer in the ordinary course of its business pursuant to the Policies and Programs of the Employer, provided that Executive shall not take any of the following actions without the prior approval of the Chairman of the Employer:

(1) Employ or enter into any employment agreement not terminable at the will of the Employer; or

(2) Enter into any transaction, agreement, or take any other action that is outside the ordinary course of the Employer’s business or contrary to the Policies and Programs.

3.   Term.

The term of employment shall continue until terminated by death of Executive or as follows by discharge or resignation:

(a) Discharge. By the Employer’s giving written notice of discharge which is received by Executive at least 30 days before the effective date of termination, provided that such discharge is approved by a majority vote of the Board; and provided further that if such discharge is claimed by the Employer to be for Cause (as defined herein), the notice of such discharge shall state such Cause, and in such event the effective date of termination may, if stated in the notice, be immediate upon giving of the notice; and

(b) Resignation. By Executive’s giving written notice of resignation which is received by the Chairman or other person serving as chair of the Board of the Employer at least 120 days before the effective date of termination; provided that if the resignation is claimed by Executive to be for Good Reason (as defined herein), the notice of such resignation shall state such Good Reason, and in such event the effective date of termination may, if stated in the notice, be immediate upon giving of the notice.

4.   Base Salary.

The Employer agrees to pay or cause to be paid to Executive for Executive’s services during the term of this Agreement an annual base salary at the gross rate prior to all taxes and other withholdings of two hundred and forty thousand dollars ($240,000.00). This base salary will be subject to annual review and may be adjusted from time to time under direction of the Board considering factors such as Executive’s performance, compensation of similar executives of similarly sized and located companies in Arizona, and other pertinent factors (“Base Salary”). The Base Salary shall be payable in accordance with the Employer’s customary payroll practices applicable to its executives. If the Employer does not have the appropriate funds to pay the base salary to the Executive within each month, then; any remaining balance will be converted into Company shares equal to the balance owed and issued to the Executive.

5.   Relocation Expenses.

The Employer shall pay or reimburse Executive for ordinary and necessary moving expenses, including travel and lodging expense of Executive and Executive’s family for up to three house-hunting trips in Arizona and, in order to encourage early relocation, a monthly housing stipend equal to the monthly mortgage or rental payments for Executive’s current residence for up to nine months after the Effective Date or, if sooner, until such residence is sold or leased.

6.   Signing Bonus.

Upon execution of this Agreement by both parties, Executive shall be entitled to a signing bonus in the gross mount prior to all taxes and withholdings of $_500,000__, which shall be payable in two equal installments, the first of which as soon as possible following execution of this Agreement and the second of which at the Effective Date. Notwithstanding the forgoing, Executive's right to the Signing Bonus shall be subject to forfeiture and repayment as provided in agreement. If the Employer does not have the appropriate funds to pay the signing bonus to the Executive any remaining balance will be converted into Company shares equal to the balance owed and issued to the Executive.

7.   Annual Bonus.

The Employer under direction of its Board may pay or cause to be paid to Executive such bonus from time to time that it determines appropriate. Any such bonus shall be paid at such time or times and in such manner as the Employer under direction of its Board and Executive jointly agree; provided, however, that Executive shall not be entitled to any such bonus if Executive is not employed by the Employer on the date such bonus is payable; and provided that the bonus for any year shall be paid by a date no later than that allowing Executive to defer the payment into a nonqualified deferred compensation arrangement if Executive so elects.

8.   Long-Term Performance-Based Incentive Pay.

Executive shall be entitled to an annual performance-based cash and/or stock incentive bonus (the “Long-Term Incentive Pay”). The Bonus shall be paid in accordance with the Employer’s performance-based incentive compensation plan (the “Incentive Plan”). Under the Incentive Plan, for each consecutive three-year-calendar period beginning with the 2018 calendar as the initial year and continuing for each calendar year beginning after the initial (each a “Performance Period”), the Board or, if the Board so directs, its Compensation Committee shall establish in writing objective performance criteria or goals to be achieved by Executive for that Performance Period (the “Performance Goals”) and "circuit breakers" which if they occur will result in stop in crediting or payment for that Performance Period (the "Circuit Breakers"). The Performance Goals and Circuit Breakers shall be based upon the performance measures set forth in the Incentive Plan. A copy of the Performance Goals and Circuit Breakers as so established shall be provided to Executive. After the completion of each Performance Year, the Board or, if so directed, the Compensation Committee shall review the achievement of the Performance Goals by Executive or occurrence of any Circuit Breaker and make a determination as to the amount of the Long-Term Incentive Pay earned by Executive based upon Executive’s achievement of such Performance Goals subject to occurrence of any Circuit Break. The Long-Term Incentive Pay shall be payable as provided in the Incentive Plan, provided that the Long-Term Incentive Pay shall be paid by a date no later than that allowing Executive to defer the payment into a non-qualified deferred compensation arrangement if Executive so elects.

9.   Benefits.

Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Employer and made available to senior executives generally and as may be in effect from time to time. Not in limitation of the foregoing, Executive shall also be entitled to the following:

(a)	Vacation. Executive shall be entitled to accrue and be paid for vacation (which may be taken at such times and in such increments as Executive may choose) on the same basis as other senior executives of the Employer. There shall be no carryover of unused vacation from any period to another period.

(b)	Continuing Education. The Employer shall pay for all continuing education expenses, subject to an overall annual limit of $20,000. Attendance of such continuing education shall not constitute vacation time if the attendance is approved by the Chairman of the Board.

(c)	Social, travel and/or health club membership. The Employer shall pay the entire cost of monthly membership charges at any clubs and all expenses incurred in the use of said membership at said club excepting only personal charges unrelated to the Employer business which are incurred by Executive at such Club.

(d)	Civic Organizations. The Employer shall pay the full cost of membership in two civic organization located in Arizona, and two professional organizations wherever located.

(e)	Health Insurance. The Employer shall pay the full costs of health insurance covering Executive and Executive’s family in accordance with whatever plan that the Employer maintains for its other employees during the term of this Agreement.

(f)	Equity Awards. During the Employment Term, the Executive shall be eligible to participate in the Electromedical Technologies, Inc equity Incentive Plan or any successor plan (the “Plan”) , subject to the terms of the Plan, as determined by the Board or the Compensation Committee, in its discretion from time to time.

(g)	Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

(h)	Executive vehicle policy

Executive shall be entitled to a car allowance of $1500 per month which shall be paid periodically together with his salary. Also, the Company agrees to pay a car insurance for Executive’s primary business vehicle, and to provide a gasoline credit card for business use. The Executive’s vehicle should be, above all, highly reliable, safe and secure for the user, while meeting some of the user’s personal preferences and needs.

(i)	Indemnification.

i.	In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

ii.	During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

(j)	Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation. or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

10.   Supplemental Retirement Benefit for Completing the Initial Term.

If Executive’s employment is terminated by reason of retirement, disability or death on or after completing the Initial Term (including during or upon conclusion of any extension thereof), the Employer shall pay to the order of Executive or, in the case of his death, to his designated beneficiary, a supplemental retirement benefit (the “Supplemental Retirement Benefit”) in a gross annual amount prior to all taxes and other withholdings of $ 250,000. The Supplemental Retirement Benefit shall be payable in accordance with the Employer's customary practices applicable to its executives for each such year. Notwithstanding the forgoing, Executive's right to the Supplemental Retirement Benefit shall be subject to forfeiture and repayment as provided in Section 14.

11.   Severance Payments and Benefits and Liquidated Damages.

(a) General. If Executive’s employment is terminated for any reason, including death, disability, discharge by the Employer, or resignation by Executive, Executive shall be entitled to receive and the Employer shall cause to be paid any earned but unpaid periodic payments of Executive’s then Base Salary plus payment for any accrued but unused vacation for the periods of Executive’s service through the effective date of termination.

(b) Death; Discharge without Cause; or Resignation for Good Reason. If (i) Executive’s employment is terminated by death, or (ii) the Employer discharges Executive pursuant to section 3(a) other than for Cause, or (iii) Executive resigns pursuant to section 3(b) for Good Reason, Executive shall be entitled to, and the Employer shall cause, the following in addition to the payment provided by Section 11(a):

(1) Severance Pay. The Employer shall pay Executive severance pay equal to continuation of Executive's then Base Salary for a period of an additional __24_____ months after the effective date of termination of employment or, if longer, for the remainder of the then Current Term of this Agreement (the “Continuation Period”) , provided, however, that the gross rate of any continuation of Base Salary payable on or after the beginning of the 12th calendar month following the effective date of Executive’s termination shall be reduced by the gross rate of all other compensation for services, if any, earned and received by Executive from any source other than the Employer during the same period (provided, however, that in order to be entitled to continuation of Base Salary during the forgoing period, Executive shall promptly disclose the rate of all such other compensation payable to Executive and any changes therein during the forgoing period and, upon request, furnish the Employer with copies of (i) any Forms W-2 or 1099 received by him, or (ii) copies of Executive's Federal income tax returns, for any period including any part of the forgoing period. Notwithstanding the forgoing, the continued payments during the Continuation Period shall be subject to Executive’s being available upon advance reasonable request by the Employer to advise the Employer or its agents during regular business hours regarding matters believed to be within Executive’s knowledge because of his positions with the Employer. Notwithstanding the forgoing, Executive's right to Severance Pay shall be subject to forfeiture and repayment as provided in Section 14.

(2) Outplacement Services. If Executive becomes entitled to receive a Termination Payment under this Agreement, Employer agrees to reimburse Executive for any documented outplacement or job-search consulting fees and expenses as well as documented travel expenses incurred by Executive during the period ending on the first day of the 12th calendar month beginning after Executive's date of termination of employment and not reimbursed from any other source; provided that the aggregate amount reimbursed by Employer shall not exceed a maximum amount equal to $50k. All amounts under this section shall be paid by Employer within 15 days after Executive’s presentation to Employer of any statements of such amounts. In addition, Executive shall be entitled from available resources of the Employer to secretarial service and use of an office, phone, office supplies and office services comparable to the level of such services available to Executive prior to the date of the termination of employment.

(3) Medical Benefits. During the Continuation Period, or, if shorter, the period of time that Executive would be entitled to continuation coverage under a group health plan of the Employer under section 4980B of the Code (COBRA) if Executive elected such coverage and paid the applicable premiums, the Employer will pay to Executive as supplemental compensation an amount equal to 1.30 times each payment of the expenses substantiated as actually paid by Executive for coverage in any program providing for welfare benefits in which Executive was a participant on the date of termination that are not otherwise reimbursed by any other person and that are otherwise allowable as a deduction under section 213 of the Code (without regard to any limitations on deductibility). Premiums paid for welfare benefits that may be reimbursed under this section include, but are not limited to, health, medical, dental, vision, and disability.

(c) Dispute as to Existence of Cause or Good Reason. Any discharge claimed for Cause or resignation claimed for Good Reason shall be so stated in the notice thereof, and any dispute between the Employer and Executive as to the existence of Cause or Good Reason shall be resolved as provided in section 16.

(d) Cause shall exist if Executive:

(1) Is convicted of, or pleads guilty or nolo contendere to, a felony or any act amounting to embezzlement, fraud, or theft or involving moral turpitude (whether or not against Employer or another employee);

(2) Is convicted of, or pleads guilty or nolo contendere to, in a court of competent jurisdiction, a felony resulting in death or substantial bodily or psychological harm to, or other act of moral turpitude harming, any person;

(3) Willfully engages in conduct demonstrably and materially injurious to the goodwill and reputation of the Employer;

(4) Willfully causes the Employer other than pursuant to the advice of Employer legal counsel to violate a law which, in the opinion of Employer legal counsel, is reasonable grounds for civil or criminal penalties against the Employer or its Board;

(5) Willfully engages in conduct which constitutes a violation of the established written policies or procedures of the Employer regarding the conduct of its employees, including policies regarding sexual harassment of employees and use of illegal drugs or substances;

(6) Without due cause fails within 45 days after receipt of notice to follow any lawful order given by or under direction of the Board;

(e) Good Reason shall exist in the absence of Cause if:

(1) Executive ceases to hold position and title of chief executive officer as contemplated by section 3(b) of this Agreement, or a position and title of a more senior position which Executive accepts;

(2) Executive is assigned, without Executive’s consent, authority or responsibility materially inconsistent with authority and responsibility contemplated by section 3(a) of this Agreement, including without limitation any material diminution of Executive’s authority and responsibility for supervision and compensation of all Employer personnel or change in reporting requirements to anyone other than the Board or its duly authorized committees;

(3) There is any reduction in or a material delay in payment of Base Salary or material reduction in benefits from those required to be provided in accordance with sections 4 or 9 of this Agreement;

(4) Any requirement is imposed by the Employer or under direction of its Board or any person controlling the Employer for Executive to reside or travel outside of the Scottsdale, Arizona area, other than on travel reasonably required to carry out Executive’s obligations under this Agreement;

(5) Executive becomes disabled (to the extent that Executive cannot, with reasonable accommodation, effectively perform the requirements of Executive’s position) and is unable to effectively exercise Executive’s authority and perform Executive’s responsibility under this Agreement;

(6) The Employer fails to obtain an agreement from any successor or assign of the Employer to assume and agree to perform the obligations of the Employer under this Agreement; and

(7) The Employer does not correct within 30 days after receipt of notice any act or omission that gives rise to a cause of action by Executive personally against the Employer to specifically enforce or restrain some action for purpose of avoiding some loss or damage, or to recover losses or damages, for an amount in excess of $10,000.

12.   General Release.

Notwithstanding any other provision of this Agreement, no amount shall be payable under those sections in excess of any earned but unpaid periodic payments of Executive’s then Base Salary plus payment for any accrued but unused vacation for the periods of Executive’s service through the effective date of termination unless Executive executes a general release (in form and containing provisions reasonably required by the Employer) (a) releasing all known and unknown claims Executive may have against the Employer or any persons affiliated with the Employer and (b) agreeing not to prosecute any legal actions or other proceeding based upon any such claims. Any payment or benefit provided pursuant this Agreement or any other arrangement that is conditioned upon receipt of such a release of claims by Executive shall be delayed until the release shall become effective, and if the release shall become effective, the first such payment or benefit shall be made or commenced upon the first scheduled payment or benefit date immediately following the effective date, and the first payment shall include all amounts that otherwise would have been due prior to such effective date such that all payments and benefits shall be completed when such payments or benefits would have otherwise been completed pursuant to this Agreement or other arrangement.

13.   Executive Covenants.

Without the prior written consent of the Employer, Executive shall not, directly or indirectly:

(a) No Unauthorized Competing Concern. (1) During the term of Executive’s employment and during any Continuation Period, either alone or as a member of a partnership or association, or as an officer, director, advisor, consultant, agent, or employee of any other organization, be engaged in or concerned with any other duties or pursuits requiring Executive’s active personal services that will conflict with Executive’s ability or objectivity in performing Executive’s obligations under this Agreement; and (2) for a period of one year thereafter, either alone or in any such capacity be engaged in, or concerned with duties or pursuits requiring Executive’s active personal services in the operation of any insurance company having agents located in the State of Arizona in competition with the business of the Employer or any of its active business segments. For this purpose, Competition with the business of the Employer includes supplying products or providing services to any customer or client with which the Employer has done any business during the period commencing one year prior to the date hereof and ending on the termination of Executive’s employment with the Employer;

(b) No Disloyal Act. During the term of Executive’s employment, take any action regarding the Employer, its operations or property, that in good faith Executive knows or should reasonably know is opposed to the best interests of the Employer;

(c) No Unauthorized Usurpation of Employer Opportunity. During the term of Executive’s employment, take advantage of any Employer opportunity without first offering the opportunity with full disclosure of material facts to the Employer and receiving notice that the Employer has declined such opportunity. For this purpose, “Employer opportunity” means any opportunity to engage in a business activity: (1) Of which Executive becomes aware (A) by virtue of Executive’s relationship with, or in connection with performing functions in the business of, or in using facilities or other resources of the Employer, and (B) under circumstances that should reasonably lead Executive to believe that the person offering the opportunity expects it to be offered to the Employer; or (2) which Executive knows is closely related to a business in which the Employer is engaged or expected to engage;

(d) No Unauthorized Disclosure. During the term of Executive’s employment and thereafter, make or cause to be made any unauthorized disclosure or other use of any confidential information regarding the Employer or any of its activities and operations, except to the extent reasonably necessary or appropriate in connection with the performance by Executive of Executive’s authority and responsibility under this Agreement or as may be legally required; provided, however, that nothing herein contained shall preclude the use or disclosure of any information known generally to the public (other than as a result of disclosure by Executive in violation of this section 13(d));

(e) No Unauthorized Solicitation. During the term of Executive’s employment and for a period of one year thereafter or, if longer, during any Continuation Period, either alone or in conjunction with or assistance of another person, interfere with or harm, or attempt to interfere with or harm, the relationship of the Employer (or any of its subsidiaries or affiliates) with, including offering employment by any person to, any person who is, or with whom the Employer during such period is negotiating to become, an employee, customer, or supplier of the Employer (or any of its subsidiaries or affiliates);

(f) No Disparagement. During the term of Executive’s employment and during any Continuation Period, criticize, ridicule or make any statement which disparages or is derogatory of the Employer or any person affiliated with the Employer in any communications with any customer or client, vendor or supplier of the Employer or in any public statement; or

(g) No Failure to Return Property. Fail upon termination of employment to immediately surrender to the Employer possession of all Employer property in Executive’s possession or control, tangible or intangible, including without limitation trade secrets, confidential and proprietary information and intellectual property in whatever embodiment or form, and all copies and other reproductions and extracts thereof, including those prepared by Executive

14.   Forfeiture.

Notwithstanding any other provision to the contrary contained herein, the right of Executive or his estate or other beneficiaries shall forfeit all rights to receive or retain all payments and benefits provided, and shall reimburse the Employer for all such payments and benefits received, pursuant to Sections 5 (Signing Bonus), 8 (Long-Term Incentive Pay), 10 (Supplemental Retirement Benefit), and/or 11(b)(1) (Severance Pay):

(a) Executive breaches any of his agreements contained in Section 13;

(b) Executive makes, except as required by law, any disparaging remark, orally or in writing, about any of the Employers or about their management, organization and operations except to those persons who have a need to know and a corresponding fiduciary or contractual obligation to keep such conversations confidential, provided that this obligation shall not prohibit Executive from enforcing or defending any legal right he may have at law or in equity in appropriate legal proceedings against any other person if;

(c) Cause is found to exist within the meaning of Section 11(e) for termination of Executive or, if Executive resigns pursuant to section 3(b) claiming Good Reason, Good Reason is found not to exist, even if such finding is after Executive’s termination;

(d) Executive (or his personal representative or trustee of his estate, in the case of his disability or death) does not execute a general release pursuant to Section 12;

(e) Any financial statement filed with the insurance commissioner of the State of Arizona is materially misleading as to the Employer’s results of operation for a fiscal year or the Employer’s financial condition at the end of a fiscal year during which Executive was the chief executive officer because of (1) any overstatement of the amount of one or more items of income or understatement of the amount of one or more items of expense or other charges against income for such fiscal year, or (2) any material overstatement in value of any one or more items of assets or understatement in value of any one or more items of liabilities at the end of such fiscal year;

(f) The Employer materially failed to maintain (1) books, records, and accounts in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Employer, and (2) a system of internal accounting controls sufficient to provide reasonable assurances that transactions (i) are executed in accordance with management's general or specific authorization, and (ii) are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements; or

(g) Executive, directly or indirectly, falsified or cause to be falsified, any book, record, or account referred to in Section 14(f)(1) or made or caused to be made a materially false or misleading statement, or omitted to state, or caused another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading to an accountant in connection with any audit or examination of the Employer’s financial statements.

15.   Remedies; Specific Enforcement and Liquidated Damages.

Executive acknowledges that any breach of the covenants of section 13 may result in irreparable injury and damage to the Employer for which the Employer may have no adequate remedy at law. Accordingly, Executive agrees that in the event of any such breach or any threat of breach:

(a) The Employer shall, in addition to any other remedies or damages available to it at law or in equity, including liquidated damages pursuant to section 15(b), be entitled to immediate and permanent specific performance injunctive relief restraining such breach or threatened breach, without having to prove damages. In addition, the Employer shall be entitled to all costs and expenses, including reasonable attorneys’ fees and costs in enforcing the covenants of section 13.

(b) Not in limitation of the Employer’s right to specific performance or injunctive relief to enforce Executive’s covenants of section 13 and notwithstanding any failure by any court to grant such specific performance or injunctive relief, Executive shall pay to the Employer as liquidated damages an amount equal to two and one-half times Executive’s then current gross annual amount of salary, or if Executive is not employed by the Employer at the time of such breach, an amount equal to two and one-half times the most recent gross annual amount of salary paid to Executive by the Employer. The Employer shall be entitled to offset any amounts owed by Executive to the Employer under this section 15(b) against any amounts owed by the Employer to Executive under any provision of this Agreement or otherwise, including without limitation, amounts payable to Executive under any other provision of this Agreement or any other obligation of the Employer. The Employer and Executive agree that it is impossible to determine with any reasonable accuracy the amount of prospective damages to the Employer upon a breach of Executive’s covenants of section 13 and further agree that the damages set forth in this section 15(b) are reasonable, and not a penalty, based upon the facts and circumstances of the parties and with due regard to future expectations.

The covenants of section 13 and the remedies of the Employer under this section 15 shall survive any termination of this Agreement. Further, the existence of any claim or cause of action by Executive against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the covenants of section 13.

16.   Resolution of Disputes.

Any disputes arising under or related to this Agreement or regarding the legal rights or obligations of any of the parties to this Agreement, including any dispute between the Employer and Executive as to the existence of Cause or Good Reason, shall be resolved as follows:

(a) Negotiation. The Employer and Executive shall attempt in good faith to resolve any such dispute promptly by negotiation. Either may give the other written notice of any dispute not resolved in the normal course of business, stating that party’s position and designating a representative of that party to proceed with negotiations. Within 10 days after delivery of the notice, the receiving party shall submit to the other a written response, stating the responding party's position and designating a representative of the responding party to proceed with negotiations. Within 20 days after delivery of the disputing party's notice, the designated representative of each party to the dispute shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

(b) Arbitration. If any issues in dispute are not resolved by such negotiation (or if any party fails to participate in such negotiation), any party may, by written notice to the other, demand that the dispute be resolved by binding arbitration in Scottsdale, Arizona, before a single arbitrator pursuant to the national rules for the resolution of employment disputes of the American Arbitration Association (“AAA”). The arbitrator shall be instructed, and the parties shall cooperate, with completing the arbitration with a ruling, if possible, in writing on each issue in dispute within 120 days of the arbitrator’s appointment by the AAA. The arbitrator shall have the power to award damages, equitable relief, reasonable attorney's fees and expenses, and the fees and expenses of the arbitrator and of the AAA, to any party consistent with Federal Rule of Civil Procedure 54(d) or successor Rule. The arbitrator’s rulings and awards shall be final and binding upon the parties and judgment thereon may be entered in any court having competent jurisdiction. Unless the Executive is otherwise awarded by the arbitrator, the Employer shall pay the fees and expenses of the arbitrator and of the AAA.

17.   Representation as to Limitations.

Executive represents and warrants that Executive is not under any contractual or legal restraint that prevents or prohibits Executive from entering into this Agreement or performing the duties and obligations described in this Agreement.

18.   Successors and Assigns.

This agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns and shall be binding upon Executive, Executive’s administrators, executors, legatees, heirs, and other legal representatives. The Employer shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession or assignment had taken place. Except to the extent the context otherwise requires, the term the “Employer” as used herein shall include any such successors and assigns to the Employer’s operations or assets. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s administrators, executors, legatees, heirs, and other legal representatives, except by will or by the laws of descent and distribution.

19.   Notices.

Any notice to be given to a person hereunder shall be given by United States certified mail or by personal delivery or by fax transmission or by email (provided that within 24 hours a written copy of such transmission is deposited in United States certified mail or personally delivered), with return receipt by the addressee requested, and addressed, to the Employer, at its principal place of business to the attention of the Chairman of the Board and, to Executive at Executive’s address on the employment records of the Employer, or at such other address most recently designated by that person for this purpose. Any notice shall be deemed given upon the date of receipt stated in the returned receipt or, if the address most recently specified by the addressee as provided above is not a valid address, the date of a returned receipt or other certification of the United States post office for such address certifying that the same is not a valid mailing address and that no forwarding address is known to such post office.

If to the Executive:

Matthew Wolfson

7460 E Tuckey Ln

Scottsdale, AZ 85250

If to the Company:

16561 N 92nd Street, Suite 101

Scottsdale, AZ 85260

Any party hereto may change its address for purposes of this paragraph by written notice given in the manner provided above.

20.   Amendment/Waiver.

No amendment or waiver of any provision of this Agreement shall be implied by any failure of any party to enforce any remedy upon the violation of such provision, even if such violation is continued or repeated subsequently, and in no event shall any amendment or waiver of any provision of this Agreement be effective against any party hereto unless expressed in writing signed by that party. No express waiver shall affect any provision other than the one specified in such waiver, and that only for the time and in the manner specifically stated.

21.   Construction.

As used in this Agreement, the singular shall include the plural and any gender shall include all genders as the context requires. Unless the context otherwise requires, use of any form of the term “include” shall mean including without limitation; and use of the term “or” is not intended to be exclusive unless the context otherwise clearly requires.

22.   Headings.

The headings and captions are for convenience only and shall not be deemed to limit, construe, affect, or alter the meaning of the underlying provisions.

23.   Severability.

If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any jurisdiction for any reason, such invalidity, illegality, or unenforceability shall not affect the remainder of this Agreement, and the remainder of this Agreement shall be construed and enforced as if such invalid, illegal, or unenforceable portion were not contained herein.

24.   Governing Law.

This Agreement shall be construed and enforced under and in accordance with the laws of the State of Arizona without giving effect to the conflict of law principles thereof.

25.   Representations of the Executive.

The Executive represents and warrants to the Company that:

The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound.

The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

27.   Withholding.

The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

28.   Survival.

Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

29.   Acknowledgement of Full Understanding.

THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

MATTHEW WOLFSON

By:
Matthew Wolfson, CEO

ELECTROMEDICAL TECHNOLOGIES, INC.

By:
Matthew Wolfson, CEO